EXHIBIT 21.1

                         SUBSIDIARIES OF CRYOLIFE, INC.

Subsidiary                              Jurisdiction
----------                              ------------

Ideas for Medicine, Inc.                Florida

CryoLife Technology, Inc.               Nevada

CryoLife Foreign Sales, Inc.            Barbados

CryoLife Europa, LTD.                   United Kingdom

AuraZyme Pharmaceuticals, Inc.          Florida





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